Exhibit 99.1

FOR RELEASE ON	For more information, contact:
OCTOBER 25, 2012	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Jenny Highlander, APR
Corporate Communications
jhighlander@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2012 THIRD QUARTER RESULTS

Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (Oct. 25, 2012) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the third quarter of 2012 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $44.6 million, a 5 percent increase over the third quarter of 2011.

•	Achieved quarterly net income per fully diluted share of $0.05.

•	Achieved quarterly revenues of $11.8 million in the sports medicine business, a 7 percent increase over the third quarter of 2011.

•	Achieved quarterly revenues of $7.9 million in the surgical specialties business, a 5 percent increase over the third quarter of 2011.

•	Achieved quarterly revenues of $7.9 million in the bone graft substitutes and general orthopedic (BGS/GO) business, a 13 percent increase over the third quarter of 2011.

•	Achieved quarterly revenues of $5.2 million in the dental business, a 15 percent increase over the third quarter of 2011.

•

Achieved quarterly revenues of $12.8 million in the U.S. direct distribution organization, a 5 percent increase over the third quarter of 2011. The U.S. direct distribution organization includes sports medicine and certain BGS/GO implants.

“Revenues in the third quarter met expectations and were driven primarily by continued growth in our dental, BGS/GO, direct sports medicine and surgical specialties businesses,” said Brian K. Hutchison, president and chief executive officer of RTI.

Worldwide revenues of $44.6 million for the third quarter of 2012 increased 5 percent compared to the third quarter of 2011. Domestic revenues of $39.6 million for the third quarter of 2012 grew by 6 percent compared to the third quarter of 2011, primarily based on the strength of the dental, BGS/GO, surgical specialties and direct sports medicine businesses and were offset by continued weakness in the spine business. International revenues of $4.9 million for the third quarter of 2012 declined slightly as compared to the third quarter of 2011. On a constant currency basis, international revenues increased 9 percent as compared to the third quarter of 2011 due to higher distributions of BGS/GO.

For the third quarter of 2012, the company reported net income of $2.8 million and net income per fully diluted share of $0.05, based on 56.1 million fully diluted shares outstanding, compared to net income of $2.7 million or $0.05 per fully diluted share for the third quarter of 2011, based on 55.4 million fully diluted shares outstanding. Net income per fully diluted share for the third quarter of 2011 was favorably impacted by approximately $0.01 due to the de-recognition of an uncertain tax liability as a result of Internal Revenue Service guidance provided during the third quarter of 2011 and applicable to the deductibility of transaction fees incurred as part of the Tutogen merger in 2008.

FDA Warning Letter

On Oct. 23, 2012 the company received a warning letter from the FDA related to environmental monitoring activities in certain areas of its Alachua, Fla. processing facility. The company is committed to actively working with the FDA to address their concerns. The warning letter does not restrict the company’s ability to process or distribute implants, nor does it require the withdrawal of any implants from the marketplace. The issuance of the warning letter has no impact on patient safety.

“We pride ourselves on operating in the right way, and are dedicated to providing high quality, safe biologic implants to surgeons and their patients,” Hutchison said. “While this issue has no impact on patient safety, we take this matter very seriously, and are committed to fully resolve any issues.”

Fiscal 2012 and Fourth Quarter Outlook

Based on results through the first three quarters, the company is narrowing its full year revenue guidance for 2012. The company expects full year revenues for 2012 to be between $178 million and $179 million.

The company expects full year net income per fully diluted share for 2012 to be approximately $0.15, based on 56.1 million shares outstanding. Excluding a pre-tax litigation settlement charge of $2.35 million taken in the second quarter of 2012, or $0.03 per fully diluted share, the company expects full year net income per fully diluted share for 2012 to be approximately $0.18, based on 56.1 million shares outstanding.

For the fourth quarter of 2012, the company expects revenues to be between $44 million and $45 million, and net income per fully diluted share to be $0.04.

“With solid results for the third quarter of 2012, we remain on track to meet our financial goals for the year,” Hutchison said.

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the third quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and animal tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. The

BioCleanse® Tissue Sterilization Process, the Tutoplast® Tissue Sterilization Process and the Cancelle™ SP Demineralization Process have a combined record of more than four million implants distributed with zero incidence of implant-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Tissue distribution	$43,034	$40,490	$128,866	$121,513
Other revenues	1,532	1,767	4,640	4,872

Total revenues	44,566	42,257	133,506	126,385
Costs of processing and distribution	22,874	22,934	70,037	69,006

Gross profit	21,692	19,323	63,469	57,379

Expenses:
Marketing, general and administrative	14,499	13,664	43,167	41,759
Research and development	3,109	2,510	9,279	7,407
Asset abandonments	—	1	18	58
Litigation settlement	—	—	2,350	—

Total operating expenses	17,608	16,175	54,814	49,224

Operating income	4,084	3,148	8,655	8,155

Total other income (expense) - net	32	(29)	138	(168)

Income before income tax provision	4,116	3,119	8,793	7,987
Income tax provision	(1,308)	(377)	(2,662)	(1,979)

Net income	$2,808	$2,742	$6,131	$6,008

Net income per common share - basic	$0.05	$0.05	$0.11	$0.11

Net income per common share - diluted	$0.05	$0.05	$0.11	$0.11

Weighted average shares outstanding - basic	55,908,574	55,167,178	55,826,306	55,071,761

Weighted average shares outstanding - diluted	56,110,898	55,397,794	56,013,541	55,205,997

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Income and Net Income Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Nine Months Ended
	September 30, 2012		September 30, 2011
	Net Income	Amount per Diluted Share	Net Income	Amount per Diluted Share

As reported	$6,131	$0.11	$6,008	$0.11
Litigation settlement charge, net of tax effect (1)	1,444	0.03	—	—

Adjusted	$7,575	$0.14	$6,008	$0.11

(1)	Litigation settlement charge, net of tax effect, as follows:

Litigation settlement charge	$2,350
Tax effect on litigation settlement charge	(906)

Litigation settlement charge, net of tax effect	$1,444

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net income and non-GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the nine month period ended September 30, 2012 as well as the reasons for excluding the individual item:

Litigation settlement – This adjustment represents a charge and relates to a litigation settlement of certain BTS related lawsuits. Management removes the amount of the litigation settlement charge from the Company’s operating results to assist in assessing its operating performance in the year-to-date period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the litigation settlement charge. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues from tissue distribution:
Sports medicine	$11,811	$11,072	$38,573	$34,881
Spine	10,187	10,322	28,532	31,060
Surgical specialties	7,880	7,519	24,136	22,583
Bone graft substitutes and general orthopedic	7,916	7,026	21,947	19,374
Dental	5,240	4,551	15,678	13,615
Other revenues	1,532	1,767	4,640	4,872

Total revenues	$44,566	$42,257	$133,506	$126,385

Domestic revenues	39,643	37,282	116,707	110,507
International revenues	4,923	4,975	16,799	15,878

Total revenues	$44,566	$42,257	$133,506	$126,385

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$55,242	$46,178
Accounts receivable - net	20,742	20,674
Inventories - net	72,316	76,598
Prepaid and other current assets	16,887	16,231

Total current assets	165,187	159,681
Property, plant and equipment - net	46,613	44,532
Other assets - net	24,257	25,814

Total assets	$236,057	$230,027

Liabilities and Stockholders’ Equity
Accounts payable	$9,790	$11,141
Accrued expenses and other current liabilities	24,474	24,028
Current portion of long-term obligations	185	448

Total current liabilities	34,449	35,617

Deferred revenue	19,995	20,589
Long-term liabilities	1,082	1,402

Total liabilities	55,526	57,608
Stockholders’ equity:
Common stock and additional paid-in capital	413,882	411,741
Accumulated other comprehensive loss	(2,344)	(2,184)
Accumulated deficit	(231,007)	(237,138)

Total stockholders’ equity	180,531	172,419

Total liabilities and stockholders’ equity	$236,057	$230,027

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$2,808	$2,742	$6,131	$6,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,035	2,035	5,914	6,002
Stock-based compensation	524	501	1,574	1,494
Amortization of deferred revenue	(1,163)	(1,165)	(3,491)	(3,187)
Other items to reconcile to net cash provided by operating activities	3,915	3,208	7,171	12,097

Net cash provided by operating activities	8,119	7,321	17,299	22,414

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,235)	(1,173)	(6,844)	(2,483)
Patent and acquired intangible asset costs	(1,015)	(56)	(1,391)	(1,129)
Other investing activities	49	—	49	—

Net cash used in investing activities	(3,201)	(1,229)	(8,186)	(3,612)

Cash flows from financing activities:
Proceeds from exercise of common stock options	176	61	390	246
Payments on long-term obligations	(95)	(222)	(389)	(2,473)
Other financing activities	—	—	(20)	—

Net cash provided by (used in) financing activities	81	(161)	(19)	(2,227)

Effect of exchange rate changes on cash and cash equivalents	12	(280)	(30)	(87)

Net increase in cash and cash equivalents	5,011	5,651	9,064	16,488
Cash and cash equivalents, beginning of period	50,231	39,049	46,178	28,212

Cash and cash equivalents, end of period	$55,242	$44,700	$55,242	$44,700